Pinnacle V

Exhibit 99.9(A)


April 1, 2007


Integrity Life Insurance Company
400 Broadway
Cincinnati, Ohio 45202


         RE:      Opinion of Counsel
                  Separate Account II of Integrity Life Insurance Company File Numbers 033-51268 and 811-07134

Ladies and Gentlemen:

This Opinion of Counsel is in connection with a filing of Post-Effective Amendment No. 28 to a registration statement filed on form N-4, file number 033-51268, for the PINNACLE III, PINNACLE V and Select 10 Plus flexible premium variable annuities to be issued by Integrity Life Insurance Company and its Separate Account II and filed pursuant to the Securities Act of 1933, as amended.

I have made such examination of the law and have examined such records and documents as in my judgement are necessary and appropriate to enable me to render the opinions expressed. I am of the following opinions:

1. Integrity Life Insurance Company is duly organized and validly existing under the laws of the State of Ohio and has been duly authorized to issue individual variable annuity contracts by the Department of Insurance of the State of Ohio.

2.   Separate Account II is a Unit Investment Trust as that term is defined in
     Section 4(2) of the Investment Company Act of 1940 (the Act) and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

3. Upon the acceptance of contributions paid by an owner pursuant to a contract issued in accordance with a prospectus contained in this registration statement and upon compliance with applicable law, such an owner will have a legally issued contractual interest binding upon the Integrity Life Insurance Company.

You may use this opinion letter, or a copy thereof, as an exhibit to the Registration Statement.

Sincerely,

/s/ Rhonda S. Malone

Rhonda S. Malone
Associate Counsel - Securities
Western & Southern Financial Group, Inc.